                                                                          [LOGO]
                                                                        [FORTIS]


April 4, 2003


Board of Directors
Fortis Benefits Insurance Company
576 Bielenberg Drive
Woodbury, MN 55125

RE:    Triple Crown Variable Annuity
       Fortis Benefits Insurance Company
       File No. 333-65231

Dear Sir/Madam:

This opinion is furnished in connection with the registration under the Securities Act of 1933, as amended, of a certain Variable Annuity Contract (the "Contract") that will be offered and sold by Fortis Benefits Insurance Company (the "Company"). I have examined such documents (including the Form S-2 Registration Statement) and reviewed such questions of law as I considered necessary and appropriate, and on the basis of such examination and review, it is my opinion that:

1. The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of Minnesota and is duly authorized by the Insurance Department of the State of Minnesota to issue the Contract.

2. The form of the Contract that will be issued by the Company has been filed in states where it is eligible for approval and upon issuance will be valid and binding upon the Company.

I hereby consent to the use of this opinion as an exhibit to the Form S-2 Registration Statement and to the reference to my name under the heading "Legal Opinions" in the prospectus included as a part of such Form S-2.

Sincerely,

/s/ Douglas R. Lowe

Douglas R. Lowe